Exhibit 99.1
FOR IMMEDIATE RELEASE

Media Contact Covad Communications Kathleen Greene 408-952-7434 kgreene@covad.com	Investor Relations Covad Communications Susan Jin Davis 408-434-2130 investorrelations@covad.com
Covad to List Shares on American Stock Exchange under Stock Symbol “DVW”

San Jose, Calif. (July 27, 2005) — Covad Communications Group, Inc. (OTCBB: COVD), a leading nationwide provider of integrated voice and data services, today announced its shares will be listed on the American Stock Exchange (Amex) under the symbol “DVW” for data, voice and wireless.
“Covad is moving to the Amex because it reinforces our strategic initiative to maximize shareholder value,” said Charles Hoffman, Covad president and chief executive officer. “Listing on the Amex brings more order and stability to the trading environment and process, and should increase Covad’s level of institutional ownership.”
John McGonegal, senior vice president of the Amex Equities Group, said: “We are excited to welcome Covad Communications Group, Inc., to the American Stock Exchange. We look forward to providing them the support and services a growing company needs to compete in today’s marketplace.”
Covad shares will begin trading on Amex on July 28, 2005.The AMEX’s approval is contingent upon Covad being in compliance with all applicable listing standards on the date its stock begins trading on the AMEX and may be rescinded if Covad is not in compliance with such standards Covad was previously traded on the OTCBB.
Covad has selected Kellogg Group as its specialist.
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About Covad
Covad is a leading nationwide provider of broadband voice and data communications. The company offers DSL, Voice over IP, T1, Web hosting, managed security, IP and dial-up, and bundled voice and data services directly through Covad’s network and through Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad broadband services are currently available across the nation in 44 states and 235 Metropolitan Statistical Areas (MSAs) and can be purchased by more than 57 million homes and businesses, which represent over 50 percent of all US homes and businesses. Corporate headquarters is located at 110 Rio Robles San Jose, CA 95134. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.

About American Stock Exchange
The American Stock Exchange® (Amex®) is the only primary exchange that offers trading across a full range of equities, options and exchange traded funds (ETFs), including structured products and HOLDRSSM. In addition to its role as a national equities market, the Amex is the pioneer of the ETF, responsible for bringing the first domestic product to market in 1993. Leading the industry in ETF listings, the Amex lists 164 ETFs to date. The Amex is also one of the largest options exchanges in the U.S., trading options on broad-based and sector indexes as well as domestic and foreign stocks.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
The foregoing contains “forward-looking statements” which are based on management’s current information and beliefs as well as on a number of assumptions concerning future events made by management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Covad’s control that could cause actual results to differ materially from such statements. These risk factors include the impact of increasing competition, decreasing prices for competing broadband offerings, consolidation in the telecommunications industry, future changes in telecommunications regulations, litigation concerning current regulations and changes in technologies, among other risks. For a more detailed description of the risk factors that could cause such a difference, please see Covad’s 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Covad disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of Covad.